*** Certain information contained in this agreement, marked in brackets [***], has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.6

THIRD AMENDMENT TO
CREDIT AGREEMENT
Dated as of November 12, 2008
among
POWERSECURE INTERNATIONAL, INC.,
as the Borrower,
CITIBANK, N.A.,
as Administrative Agent and Co-Syndication Agent
SUNTRUST BANK,
as Co-Syndication Agent
BRANCH BANKING AND TRUST COMPANY,
as Documentation Agent
and
The Other Lenders Party Hereto

*** Certain information contained in this agreement, marked in brackets [***], has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
THIRD AMENDMENT TO CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Third Amendment”), dated as of November 12, 2008, among POWERSECURE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), CITIBANK, N.A., in its capacity as a lender party to the Credit Agreement defined below (“Citibank”), SUNTRUST BANK, in its capacity as a Lender (as defined in the Credit Agreement) (“SunTrust”) and BRANCH BANKING AND TRUST COMPANY, in its capacity as a Lender (as defined in the Credit Agreement) (“BB&T”) (SunTrust and BB&T are hereby collectively referred to herein as the “New Lenders”, and Citibank and the New Lenders are hereby collectively referred as the “Lenders”) and CITIBANK, N.A., in its capacity as Administrative Agent (the “Administrative Agent”).
BACKGROUND
     A. The Borrower, Citibank and the Administrative Agent are parties to that certain Credit Agreement, dated as of August 23, 2007, as amended by that certain First Amendment to Credit Agreement, dated as of January 17, 2008, and that certain Second Amendment to Credit Agreement, dated as of April 18, 2008 (said Credit Agreement, as amended, the “Credit Agreement”; the terms defined in the Credit Agreement and not otherwise defined herein shall be used herein as defined in the Credit Agreement).
     B. The Borrower, the Lenders and the Administrative Agent desire to make an amendment to the Credit Agreement.
     NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the parties hereto covenant and agree as follows:
     1. AMENDMENTS.
     (a) The definition of “Acquisition Consideration” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Acquisition Consideration” means the consideration given by the Borrower or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without limitation) (a) the fair market value of any cash, property (excluding, however, Equity Interests issued in respect of such Acquisition) or services given, plus (b) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by the Borrower or any of its Subsidiaries.
     (b) The definition of “Aggregate Commitments” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Aggregate Commitments” means the Revolving Commitments of all Lenders.
     (c) The definition of “Alternate Base Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

     “Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate” and (c) the rate of interest in effect for such day, under this Agreement, for a Borrowing of Eurodollar Rate Loans with an Interest Period of one month (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Base Rate due to a change in the Federal Funds Rate, the prime rate or the rate for such Eurodollar Rate Loans shall be effective from and including the effective date of such change in the Federal Funds Rate, the prime rate or the rate for such Eurodollar Rate Loans.
     (d) The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

				Alternate
			Eurodollar	Base Rate for
			Rate for	Revolving
Pricing		Revolving	Revolving and	and Term
Level	Leverage Ratio	Commitment Fee	Term Loans	Loans
I	Less than 1.25 to 1.00	0.250	1.750	0.000
II	Greater than or equal to 1.25 to 1.00 but less than 2.25 to 1.00	0.275	2.000	0.250
III	Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	0.325	2.500	0.750
IV	Greater than or equal to 2.75 to 1.00	0.3875	3.000	1.250
     Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered for any Fiscal Quarter pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 6.02(a), then Pricing Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date such Compliance Certificate is actually delivered to the

Administrative Agent. Notwithstanding the foregoing, the Applicable Rate in effect from and after the Third Amendment Closing Date through and including the date the Compliance Certificate is delivered pursuant to Section 6.02(a) for the Fiscal Quarter ending September 30, 2008 shall be Level I.
     In the event that any financial statement delivered pursuant to Section 6.01(a) or 6.01(b) or any Compliance Certificate delivered pursuant to Section 6.02(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have lead to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined using the Pricing Level applicable for such Applicable Period based upon the corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders under Section 2.08 and Article VIII and other provisions of this Agreement. The obligations of the Borrower under this paragraph shall survive termination of the Commitments and the repayment of all other Obligations hereunder.
     (e) The definition of “Capital Expenditures” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Capital Expenditure” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (with respect to leasing, only in the case of a Capital Lease) of fixed or capital assets that are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries excluding, without duplication, any such expenditures to the extent constituting (a) expenditures of insurance proceeds to acquire or repair any asset, (b) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed by the lessor, sublessor, or sublessee, or (c) vehicle leases.
     (f) The definition of “Cash Management Document” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Cash Management Document” means any agreement between or among the Borrower or any Affiliate of Borrower and any Lender or, with the Borrower’s consent, any Affiliate of such Lender related to treasury management, deposit accounts, cash management, custodial services, automated clearinghouse or funds transfer services or arrangements (including arrangements in respect of purchase card transactions) or similar services or arrangement or otherwise related to or evidencing any Cash Management Obligations.

     (g) The definition of “Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Commitment” means, as to each Lender, any obligation it may have to (a) make Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the respective amounts set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, or in any amendment hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     (h) The definition of “Consolidated Funded Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Consolidated Funded Indebtedness” means, on any date of determination, collectively, (a) the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (a), (d), (e) and (f) of the definition of “Indebtedness”, (b) non-contingent obligations outstanding in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds or other similar instruments, and, (c) without duplication, any Guarantees of the Indebtedness and obligations set forth in clauses (a) and (b) above, in each case, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, Consolidated Funded Indebtedness excludes performance bonds, contractor’s bonds, surety bonds and similar surety arrangements to the extent there is no obligation once the Borrower’s performance is complete with respect thereto.
     (i) The definition of “Extraordinary Receipt” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(f) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
     (j) The definition of “Eurodollar Rate Loan” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

     “Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate, except that a Base Rate Loan shall not be a Eurodollar Rate Loan as a result of the interest with respect thereto being determined by reference to the Eurodollar Rate.
     (k) The definition of “Fixed Charge Coverage Ratio” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Fixed Charge Coverage Ratio” means, as of the date of determination, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the ratio of (a) the sum of (i) Consolidated EBITDA, plus (ii) Consolidated Lease Expense minus (iii) taxes based on income and paid in cash (net of tax refunds) to (b) the sum of (i) Consolidated Interest Charges (excluding, to the extent included in Consolidated Lease Expense, the interest component of Capital Leases), (ii) scheduled payments of principal of Consolidated Funded Indebtedness (excluding, to the extent included in Consolidated Lease Expense, the principal component of Capital Leases), (iii) Consolidated Lease Expense, and (iv) Restricted Payments, in each case for the period of four consecutive Fiscal Quarters ending on such date; provided, however, during the Revolving Availability Period there shall also be added to the amount determined pursuant to clause (b) above an amount equal to the product of (x) 0.20 and (y) the amount by which Total Revolving Outstandings exceeds $15,000,000 on the last day of the Fiscal Quarter ending on such date.
     (l) The definition of “Required Lenders” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Required Lenders” means, as of any date of determination, (a) when there is only one Lender, Citibank or its successor and assigns, and (b) where there is more than one Lender, two or more Lenders having at least 66-2/3% of the Aggregate Revolving Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, two or more Lenders holding in the aggregate more than 66-2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     (m) The definition of “Revolving Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Revolving Maturity Date” means (a) November 12, 2011 or (b) such earlier date as the (i) the Obligations become due and payable pursuant to this Agreement (whether by acceleration, prepayment in full, scheduled reduction or otherwise) or (ii) there shall exist an Event of Default under Section 8.01(f) of this Agreement.
     (n) The definition of “Term Loan Notice” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

     “Term Loan Notice” means a notice of (a) a conversion of Term Loans from one Type to the other, or (b) a continuation of Term Loans as the same Type, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit B.
     (o) The definition of “Term Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Term Maturity Date” means (a) November 12, 2013, or (b) such earlier date as (i) the Obligations become due and payable pursuant to this Agreement (whether by acceleration, prepayment in full, scheduled reduction or otherwise) or (ii) there shall exist an Event of Default under Section 8.01(f).
     (p) Section 1.01 of the Credit Agreement is hereby amended by adding the following defined terms thereto in proper alphabetical order to read as follows:
     “Aggregate Net Equity Proceeds” means the total cumulative Net Equity Proceeds resulting from the sale or issuance of any of the Borrower’s Equity Interests after the date of this Agreement.
     “Book Value of Accounts” means the accounts receivable of the Borrower and its Subsidiaries, net of any allowance for doubtful accounts receivable, determined on a consolidated basis in accordance with GAAP.
     “Book Value of Inventory” means the inventory of the Borrower and its Subsidiaries, net of any allowances, determined on a consolidated basis in accordance with GAAP.
     “Book Value of Net Fixed Assets” means the property, plant and equipment of the Borrower and its Subsidiaries, net of accumulated depreciation and amortization, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus Intangible Assets of the Borrower and its Subsidiaries on that date.
     “Co-Syndication Agents” means Citibank, N.A. and SunTrust Bank, in their capacity as co-syndication agents hereunder.
     “Debt to Worth Ratio” means, as of the date of determination, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the ratio of (a) Total Liabilities of the Borrower and its Subsidiaries as of such date to (b) Consolidated Tangible Net Worth as of such date.
     “Documentation Agent” means Branch Banking and Trust Company, in its capacity as documentation agent hereunder.

     “Impacted Lender” means (a) a Defaulting Lender or (b) a Lender as to which (i) the L/C Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more syndicated credit facilities or (ii) an entity that Controls such Lender has been deemed insolvent or became subject to any Debtor Relief Laws.
     “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs; provided, however, Intangible Assets shall not include deferred income taxes, prepaid expenses and the Borrower’s investment in unconsolidated Affiliates.
     “PowerSecure Recurring Revenue Project Capital Allowance” means, as of any date of determination, the present value [***] estimated annual contract revenues receivable, as of the date of the contracts pursuant to the initial term of the contracts, for PowerSecure Recurring Revenue Projects executed after December 31, 2007. For purposes of this Agreement, PowerSecure Recurring Revenue Projects with [***] will be considered to have been executed after December 31, 2007.
     “PowerSecure Recurring Revenue Projects” means projects where by the Borrower builds and provides on-site power units and equipment on property of its customers, and PowerSecure retains ownership of such units and equipment.
     “Revolving Commitment Increase Effective Date” has the meaning specified in Section 2.14.
     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
     “Third Amendment Closing Date” means the date that all conditions of effectiveness set forth in Section 4 of the Third Amendment to Credit Agreement, dated as of November 12, 2008, among the Borrower, the Lenders party thereto and the Administrative Agent are satisfied.
     “Total Liabilities” means, as of any date of determination, consolidated liabilities of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
     (q) Section 1.01 of the Credit Agreement is hereby further amended by deleting the defined terms “PowerSecure Shared Savings Projects”, “Term Commitment” and “Term Pro Rata Share” therefrom.
     (r) Section 2.02 of the Credit Agreement is hereby amended to read in its entirety as follows:

***	Certain information contained in this agreement, marked in brackets [***], has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     Section 2.02 Term Loans.
     (a) The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than 45 days prior to November 12, 2011, elect to convert the portion of the aggregate amount of Revolving Loans outstanding on November 12, 2011 (not to exceed the PowerSecure Recurring Revenue Project Capital Allowance as of such date), into term loans (“Term Loans”) in such aggregate amount. Term Loans may not be repaid and then reborrowed.
     (b) As a condition to converting the Revolving Loans to Term Loans as provided in Section 2.02(a), the Borrower shall deliver to the Administrative agent (i) a certificate dated as of the date of such conversion signed by a Responsible Officer (A) certifying and attaching the resolutions adopted by the Borrower approving such conversion and (B) certifying that, before and after giving effect to such conversion, the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of such conversion date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except for purposes of this Section 2.02(b), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (ii) an executed Term Loan Note for each Lender in the amount of such Lender’s Term Loan, (iii) a fee for the pro rata account of each Lender in immediately available funds equal to the product of (x) 0.125% and (y) each Lender’s Pro Rata Share of Revolving Loans that are converted to Term Loans, and (iv) such other certificates, documents and opinions as the Administrative Agent may request.
     (s) Section 2.03(b) of the Credit Agreement is hereby amended to read as follows:
     (b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Revolving Pro Rata Share of the Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Alternate Base Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (t) Section 2.04(a)(iii)(E) of the Credit Agreement is hereby amended to read as follows:

     (E) a default of any Lender’s obligation to fund under Section 2.04(c) exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
     (u) Section 2.05 of the Credit Agreement is hereby amended to read as follows:
     Section 2.05 Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans or Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Alternate Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Alternate Base Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied to the Revolving Loans or the Term Loans, as the case may be, of the Lenders in accordance with their Revolving Pro Rata Shares of such Loan. Any voluntary prepayments of the Term Loans shall be made and applied as provided in Section 2.05(i).
     (b) If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless, after the prepayment in full of the Revolving Loans referred to in the preceding clause, the Total Revolving Outstandings exceed the Aggregate Revolving Commitment then in effect.
     (c) Concurrently with the receipt of Net Cash Proceeds from the issuance by the Borrower or any of its Subsidiaries of any Indebtedness pursuant to Section 7.03(h), the Borrower shall prepay the Loans in an aggregate principal amount of 100% of such Net Cash Proceeds. Each such mandatory prepayment shall be made and applied as provided in Section 5.01(g).
     (d) Concurrently with the receipt of Net Cash Proceeds from the Disposition by the Borrower or any of its Subsidiaries pursuant to Section 7.05(g), the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds (or, if appropriate, 100% of the Net Cash Proceeds that remain after deducting any amount reinvested by the Borrower or any of its Subsidiaries during the 120-day period described in Section 7.05(g)); provided, however, the Borrower shall not be required to prepay the Loans for any amounts up to $500,000 that are released from escrow related to the sale of substantially all of the assets of Metretek International, Inc. (formerly known as Metretek, Incorporated), a Florida corporation. Each such mandatory prepayment shall be made and applied as provided in Section 2.05(g).
     (e) Concurrently with the receipt of Net Equity Proceeds from any Equity Issuance by the Borrower or any of its Subsidiaries other than (a) any Equity Issuance permitted under clauses (a), (b), (d) and (f) of Section 7.16 and (b) other Equity Issuances from which the aggregate Net Equity Proceeds for all such Equity Issuances do not exceed $10,000,000, the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Equity Proceeds. Each such mandatory prepayment shall be made and applied as provided in Section 2.05(g).
     (f) The Borrower shall make mandatory prepayments of the Loans in an amount equal to 100% of the Net Recovery Proceeds of any Recovery Event or Extraordinary Receipt; provided, however, in the event the Borrower or one of its Subsidiaries receives Net Recovery Proceeds on account of a Recovery Event, (A) the Borrower or such Subsidiary may apply such proceeds to the purchase price of replacement property or other property used by the Borrower or its Subsidiaries in its line of business within 180 days of such Recovery Event to the extent required pursuant to Section 7.05(g). Each such mandatory prepayment shall be made and applied as provided in Section 2.05(g).
     (g) Any mandatory prepayment required pursuant to Section 2.05(c), (d), (e) or (f) and any such mandatory prepayment or voluntary prepayment of Term Loans made pursuant to Section 2.05(a) shall (i) in addition include any additional amounts required pursuant to Section 3.05, (ii) not be subject to any notice and minimum payment provisions, and (iii) be applied first to any Term Loans outstanding, (A) pro rata, in the case of a voluntary prepayment pursuant to Section 2.05(a), to all of the unpaid scheduled installments and (B) in the inverse order of maturity, in the case of any mandatory prepayment pursuant to Section 2.05(c), (d), (e) or (f), and, second, if no Term Loans are outstanding, then to the Revolving Loans, and, third, if the Revolving Loans have been repaid in full, to Cash Collateralize the L/C Obligations.
     (v) Section 2.06 of the Credit Agreement is hereby amended to read as follows:
     Section 2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Revolving Pro Rata Share. All Revolving Commitment Fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. The Aggregate Revolving Commitment shall be automatically and permanently reduced by the amount of any mandatory prepayment of any Revolving Loan or any amount of Cash Collateral provided pursuant to Section 2.05(g).
     (w) Section 2.07 of the Credit Agreement is hereby amended to read as follows:
     Section 2.07 Repayment of Loans.
     (a) Unless the Borrower has elected to convert the outstanding principal amount of the Revolving Loans to Term Loans as provided in Section 2.02, the Borrower shall repay to the Lenders on the Revolving Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.
     (b) To the extent not otherwise required to be paid earlier as provided herein, the Borrower shall repay the principal of the Term Loans, if any, on each March 31, June 30, September 30 and December 31 after the conversion date, with the amount of each installment payment on each such date being equal to the product of (i) the initial total outstanding principal amount of the Term Loans (without giving effect to any payments made on the Term Loans) and (ii) 1/16. The Borrower shall repay all remaining outstanding principal amount of the Term Loan on the Term Maturity Date.
     (x) Section 2.13 of the Credit Agreement is hereby amended to read as follows:
     Section 2.13. Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its applicable Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (b) the provisions of this Section shall not be construed to apply to (w) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply), or (y) any payment obtained by the L/C Issuer in connection with cash collateral or other arrangements made in respect of an Impacted Lender.
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
     (y) Article II of the Credit Agreement is hereby amended by adding a new Section 2.14 thereto to read as follows:
     Section 2.14 Increase in Aggregate Revolving Commitments.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Revolving Commitments, by an amount (for all such requests) not exceeding $15,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.
     (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the Aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Commitment Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Commitment Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Revolving Commitment Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Pro Rata Shares arising from any nonratable increase in the Aggregate Revolving Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
     (z) Section 6.01(c) is hereby amended to read as follows:
     (c) “Intentionally Omitted.”
     (aa) Section 6.01(d) is hereby amended to read as follows:
     (d) as soon as available, but in any event within 75 days after the end of each Fiscal Year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations of the Borrower and its Subsidiaries on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Revolving Maturity Date and the Term Maturity Date occur).
     (bb) Section 6.12 of the Credit Agreement is hereby amended to read as follows:
     Section 6.12 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, Capital Expenditures to the extent permitted hereunder, and for other general corporate purposes not in contravention of any Law or of any Loan Document; provided, however, notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall the amount of outstanding Revolving Loans outstanding at any time, the proceeds of which were used for working capital purposes and not in connection with PowerSecure Recurring Revenue Projects, exceed $15,000,000. For avoidance of doubt, Revolving Loans outstanding in an aggregate amount up to the amount of the PowerSecure Recurring Revenue Project Capital Allowance are considered outstanding in connection with the PowerSecure Recurring Revenue Projects.
     (cc) Section 7.01(f) of the Credit Agreement is hereby amended to read as follows:
     (f) deposits and involuntary Liens that arise by operation of Law to secure the performance of bids, trade contracts and leases (other than Indebtedness) statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.
     (dd) Section 7.01(o) is hereby amended to read as follows:
     (o) “Intentionally Omitted.”
     (ee) Section 7.02(b) of the Credit Agreement is hereby amended to read as follows:
     (b) Investments held by the Borrower or such Subsidiary in the form of Cash and Cash Equivalents and Investments by the Borrower or such Subsidiary in accounts with any Lender.
     (ff) Section 7.02(k) of the Credit Agreement is hereby amended to read as follows:
     (k) Investments in the form of Permitted Acquisitions; provided, however, (i) the aggregate Acquisition Consideration for any Permitted Acquisition shall not exceed $10,000,000 and (ii) the aggregate Acquisition Consideration for all Permitted Acquisitions made during the term of this Agreement shall not exceed $20,000,000.
     (gg) Section 7.03(e) of the Credit Agreement is hereby amended by deleting the dollar amount “$100,000” therefrom and inserting “$20,000,000” in lieu thereof.
     (hh) Section 7.03 of the Credit Agreement is hereby further amended by (i) deleting “and” after subsection (g) thereof, (ii) deleting “.” after subsection (h) thereof and inserting “; and” in lieu thereof, and (iii) adding a new subsection (i) thereto to read as follows:
     (i) obligations in respect of surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.
     (ii) Section 7.05(g) of the Credit Agreement is hereby amended by deleting “120” in the two places that it appears therein and inserting “180” in lieu thereof.
     (jj) Section 7.12 of the Credit Agreement is hereby amended to read as follows:
     Section 7.12 Financial Covenants.
     (a) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Borrower to be less than 1.50 to 1.00.
     (b) Leverage Ratio. Permit the Leverage Ratio as of the end of any Fiscal Quarter of the Borrower to exceed 3.25 to 1.00.

     (c) Asset Coverage Ratio. Permit the Asset Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.25 to 1.00.
     (d) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of any Fiscal Quarter to be less than the sum of (i) $42,774,712, plus (ii) an amount equal to 50% of Consolidated Net Income earned in each Fiscal Year ending after December 31, 2007 (with no reduction for any net loss in any such Fiscal Year), which shall be added after the completion of each Fiscal Year, plus (iii) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after December 31, 2007 by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such Equity Interests, minus (iv) the amount of any non-cash charges or losses after December 31, 2007 which do not subsequently represent a cash charge or loss, which shall be deducted as of the Fiscal Quarter in which they are incurred.
     (e) Debt to Worth Ratio. Permit the Debt to Worth Ratio as of the end of any Fiscal Quarter to exceed 1.50 to 1.00.
     (kk) Section 7.13 of the Credit Agreement is hereby amended to read as follows:
     Section 7.13 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure at any date of determination after December 31, 2007 in an aggregate amount in excess of the sum of (a) $5,000,000, plus (b) the product of (i) $1,250,000 and (ii) the numbers of fiscal quarters occurring after December 31, 2007 and up to and including such date of determination plus (c) as of such determination, the PowerSecure Recurring Revenue Project Capital Allowance.
     (ll) Section 7.16 of the Credit Agreement is hereby amended to read as follows:
     Section 7.16 Issuance of Equity Interests. Make any Equity Issuance except:
     (a) Equity Interests in respect of any initial capitalization of a Subsidiary;
     (b) Qualified Equity Interests of Subsidiaries issued to the Borrower and, if required under this Agreement or any other Loan Document, pledged to the Administrative Agent;
     (c) an Equity Issuance in which the Net Equity Proceeds thereof are applied as required pursuant to Section 2.05(e);
     (d) Equity Interests under the Borrower’s 1998 or 2008 Stock Incentive Plans, as amended and restated, included but not limited to granting stock options, issuing restricted stock and restricted stock units, and issuing shares of common Equity Interests underlying stock options and restricted stock units;
     (e) shares of common Equity Interests underlying outstanding warrants; and

     (f) an Equity Issuance to the owner of assets or Persons acquired in connection with any Permitted Acquisition, provided the aggregate amount of Equity Interests issued to all such owners in connection with Permitted Acquisitions shall at no time exceed 10% of the outstanding Equity Interests of the Borrower.
     Notwithstanding anything in this Article VII or elsewhere in this Agreement to the contrary, in no event shall the Borrower permit (a) any Inactive Subsidiary to conduct any business and (b) the Inactive Subsidiaries to own assts in excess of $100,000 in aggregate value.
     (mm) Section 10.20 of the Credit Agreement is hereby amended to read as follows:
     Section 10.20. INTENTIONALLY OMITTED.
     (nn) Schedule 1.01 of the Credit Agreement is hereby amended to be in the form of Schedule 1.01 attached to this Third Amendment.
     (oo) The Compliance Certificate is hereby amended to be in the form of Exhibit E attached to this Third Amendment.
     (pp) As of the Third Amendment Closing Date, (i) Schedule 2.01 of the Credit Agreement shall be replaced by the form of Schedule 2.01 to this Third Amendment, and each Lender’s Revolving Commitment and Revolving Pro Rata Share shall be in the amount and the percentage set forth on such Schedule 2.01 and (ii) Schedule 2.02 of the Credit Agreement is hereby deleted.
     (qq) As the Third Amendment Closing Date, (i) the Aggregate Revolving Commitments shall be increased to $50,000,000, (ii) SunTrust agrees to extend a Revolving Commitment in the amount of $12,500,000, and (iv) BB&T agrees to extend a Revolving Commitment in the amount of $12,500,000.
     (rr) Schedule 7.03 of the Credit Agreement is hereby amended to be in the form of Schedule 7.03 to this Third Amendment.
     2. NEW LENDER.
     (a) Each New Lender represents and warrants to the Administrative Agent as follows:
     (i) it has received a copy of the Credit Agreement and all amendments thereto, together with copies of the most recent financial statements of the Borrower delivered pursuant thereto;
     (ii) it has, independently and without reliance upon any Lender or any Agent Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated by the Credit Agreement, and made its own decision to enter into the Credit

Agreement and to extend credit to the Borrower and the other Loan Parties under the Credit Agreement;
     (iii) it will, independently and without reliance upon any Lender or any Agent Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, and other condition and creditworthiness of the Borrower and the other Loan Parties.
     (b) Each New Lender acknowledges as follows:
     (i) no Lender or any Agent Party has made any representation or warranty to it, and no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Lender or any Agent Party to any Lender as to any matter, including whether Agent Parties have disclosed material information in their possession;
     (ii) except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent pursuant to the Credit Agreement, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent Party; and
     (iii) on the Third Amendment Closing Date, subject to the satisfaction of the conditions to effectiveness set forth in this Section 4 of this Third Amendment, it shall be deemed automatically to have become a party to the Credit Agreement and have all rights and obligations of a Lender under the Credit Agreement and the other Loan Documents as if it were an original Lender signatory thereto.
     (c) On the Third Amendment Closing Date, each New Lender agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents applicable to the Lenders as if it were an original Lender signatory thereto (and expressly makes the appointment set forth in, and agrees to the obligations imposed under, Article IX of the Credit Agreement).
     3. REPRESENTATIONS AND WARRANTIES. By its execution and delivery hereof, the Borrower represents and warrants that, as of the Third Amendment Closing Date, and after giving effect to the increase in the Aggregate Revolving Commitments provided for in this Third Amendment:
     (a) the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the Third Amendment Closing Date as made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that the representations contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnish pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement;
     (b) no event has occurred and is continuing which constitutes a Default or an Event of Default;
     (c) (i) the Borrower has full power and authority to execute and deliver this Third Amendment, the Revolving Loan Note payable to the order of each New Lender in the amount of each New Lender’s Revolving Commitment as established pursuant to this Third Amendment (each, a “New Revolving Loan Note”), (ii) this Third Amendment, and the New Revolving Loan Notes, have been duly executed and delivered by the Borrower, and (iii) this Third Amendment, the New Revolving Loan Notes, and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities laws;
     (d) neither the execution, delivery and performance of this Third Amendment, the New Revolving Loan Notes, or the Credit Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will violate any Law or conflict with any Organization Documents of the Borrower, or any indenture, agreement or other instrument to which the Borrower or any of it property is subject; and
     (e) no authorization, approval, consent, or other action by, notice to, or filing with, any Governmental Authority or other Person not previously obtained is required for (i) the execution, delivery or performance by the Borrower, of this Third Amendment or the New Revolving Loan Notes, or (ii) the acknowledgement by each Guarantor of this Third Amendment.
     4. CONDITIONS TO EFFECTIVENESS. All provisions of this Third Amendment shall be effective upon satisfaction or completion of the following:
     (a) the Administrative Agent shall have received counterparts of this Third Amendment executed by Citibank and the New Lenders;
     (b) the Administrative Agent shall have received counterparts of this Third Amendment executed by the Borrower and acknowledged by each Guarantor;
     (c) the Administrative Agent shall have received an opinion of the Borrower’s counsel, in form and substance satisfactory to the Administrative Agent, with respect to matters set forth in Sections 3(c), (d), and (e) of this Third Amendment;
     (d) the Administrative Agent shall have received from the Borrower a duly executed New Revolving Loan Notes for each New Lender;

     (e) after giving effect to the Total Revolving Outstandings on the Third Amendment Closing Date, the Unused Revolver Portion shall be at least $10,000,000;
     (f) the Administrative Agent shall have received in immediately available funds, for its account and for the account of each other Lender in connection with this Third Amendment, a fee in an amount equal to the product of (i) 0.375% and (ii) such Lender’s Revolving Commitment after giving effect to this Third Amendment;
     (g) the Administrative Agent shall have received a certified resolution of the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Third Amendment and the New Revolving Loan Notes; and
     (h) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and its counsel, such other documents, certificates and instruments as the Administrative Agent shall require.
     5. PREPAYMENT. On the Third Amendment Closing Date, each Lender shall, to the extent necessary make a payment to the Administrative Agent in an amount sufficient, upon the application of such payments by all Lenders to cause the principal amount of Revolving Loans made by each Lender to be in the amount of its Revolving Pro Rata Share of all outstanding Revolving Loans. If, as a result of the repayment of Revolving Loans provided for in this Section 5, any payment of Eurodollar Rate Loans occurs on a day which is not the last day of the applicable Interest Period, the Borrower will pay to the Administrative Agent for the benefit of any Lender holding a Eurodollar Rate Loan any loss or cost incurred by such Lender resulting therefrom in accordance with Section 3.05 of the Credit Agreement. Upon the Third Amendment Closing Date and the making of the payments described in this Section 5, each New Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided participation in all outstanding L/C Obligations in accordance with its Revolving Pro Rata Share.
     6. REFERENCE TO THE CREDIT AGREEMENT.
     (a) Upon the effectiveness of this Third Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended hereby.
     (b) The Credit Agreement, as amended by the amendments referred to above, shall remain in full force and effect and is hereby ratified and confirmed.
     7. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).
     8. GUARANTOR’S ACKNOWLEDGMENT. By signing below, each Guarantor (a) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower of this Third Amendment, (b) acknowledges and agrees that its obligations in respect of its Guaranty (i) are not released, diminished, waived, modified, impaired or affected in any manner by this Third Amendment or any of the provisions contemplated herein and (ii) cover the Aggregate Revolving Commitments as increased by this Third Amendment, (c) ratifies and confirms its obligations under its Guaranty, and (d) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, its Guaranty.
     9. EXECUTION IN COUNTERPARTS. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Third Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.
     10. GOVERNING LAW; BINDING EFFECT. This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, provided that each party shall retain all rights arising under federal law, and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign any of its rights arising from this Third Amendment or any other Loan Document, and any prohibited assignment shall be null and void.
     11. HEADINGS. Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute a part of this Third Amendment for any other purpose.
     12. ENTIRE AGREEMENT. THE CREDIT AGREEMENT, AS AMENDED BY THIS THIRD AMENDMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

POWERSECURE INTERNATIONAL, INC.
By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Chief Financial Officer
Signature Page

CITIBANK, N.A., as Administrative Agent and Lender
By:	/s/ Gary D. Pitcock
Gary D. Pitcock
Vice President

SUNTRUST BANK, as Lender
By:	/s/ Lance Walton
	Name:	Lance Walton
	Title:	SVP

BRANCH BANKING AND TRUST COMPANY, as Lender
By:	/s/ Steven G. Bullard
	Name:	Steven G. Bullard
	Title:	Senior Vice President
Signature Page

ACKNOWLEDGED AND AGREED:
POWERSECURE, INC.
POWERSERVICES, INC.
ENERGYLITE, INC.
UTILITYENGINEERING, INC.
UTILITYDESIGN, INC.
WATERSECURE HOLDINGS, INC. (f/k/a Marcum Gas Transmission, Inc.)
REID’S TRAILER, INC.
EFFICIENTLIGHTS, LLC
SOUTHERN FLOW COMPANIES, INC.

By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Chief Financial Officer for all
Signature Page

SCHEDULE 1.01
INACTIVE SUBSIDIARIES
Metretek Contract Manufacturing Company, Inc. (Florida corporation)
PowerSpring, Inc. (Delaware corporation)
Mercator Energy Incorporated (Colorado corporation)
Marcum Denver, Inc. (Colorado corporation)
Metretek International, Inc. (Florida corporation, f/k/a Metretek, Incorporated)
Schedule 1.01

SCHEDULE 2.01
REVOLVING COMMITMENTS
AND REVOLVING PRO RATA SHARES

	Revolving	Revolving
Lender	Commitment	Pro Rata Share

Citibank, N.A.	$25,000,000	50.00%

SunTrust Bank	$12,500,000	25.00%

Branch Banking and Trust Company	$12,500,000	25.00%

Total	$50,000,000	100.00%
Schedule 2.01

SCHEDULE 7.03
EXISTING INDEBTEDNESS
Term Loan with Citibank, N.A. to be terminated on Third Amendment Closing Date
Xerox Capital Services, LLC — Xerox Copier and Scanner Model WCP 45-DADF-HCF
Building 300
1301 Ridgeview Drive
Lewisville, TX 75057
Schedule 7.03